Exhibit 10.24

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

The board of directors (the “Board”) of Editas Medicine, Inc. (the “Company”) has approved a non-employee director compensation program to be effective on the effective date of the Registration Statement on Form S-1 in connection with the Company’s initial public offering (the “Registration Statement”). Under this non-employee director compensation program, the Company will pay its non-employee directors retainers in cash.  Each non-employee director will receive a cash retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. The amounts of the fees paid to each non-employee director for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$75,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000

These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving and (ii) no fee shall be payable in respect of any period prior to the effective date of the Registration Statement and the first payment after such effective date shall be prorated therefor.  The Company will also reimburse its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Under the Company’s non-employee director compensation program, each non-employee director will receive, upon his or her initial election to our board of directors, an option to purchase 60,000 shares of the Company’s common stock. Each of these options will vest as to one-third of the shares of common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director’s continued service as a director. Further, on the date of the first board meeting held after each annual meeting of stockholders, each non-employee director that has served on the board of directors for at least six months will receive an option to purchase 30,000 shares of the Company’s common stock. Each of these options will vest in full on the one-year anniversary of the grant date unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director.

All options issued to non-employee directors under the Company’s non-employee director compensation program will be issued at exercise prices equal to the fair market value of our common stock on the date of grant and will become exercisable in full upon a change in control of the Company.